Exhibit 10.7

MAPLEBEAR INC.

SEVERANCE AND CHANGE IN CONTROL PLAN

EFFECTIVE DATE: JULY 1, 2021

Section 1.	INTRODUCTION.

The purpose of this Maplebear Inc. Severance and Change in Control Plan (the “Plan”) is to provide for severance and/or change in control benefits to eligible employees of the Company under circumstances described in the Plan. The Plan first became effective on the Effective Date listed above. This Plan document also is the Summary Plan Description for the Plan. For purposes of the Plan, capitalized terms shall have the following meanings:

(a) “Affiliate” means any corporation (other than the Company) in an “unbroken chain of corporations” beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(b) “Base Salary” means base pay (excluding incentive pay, premium pay, commissions, overtime, bonuses and other forms of variable compensation) as in effect prior to any reduction that would give rise to an Eligible Employee’s right to a resignation for Good Reason (if applicable).

(c) “Cause” means, with respect to a particular Eligible Employee, the meaning ascribed to such term in any written employment agreement, offer letter or similar agreement between such Eligible Employee and the Company defining such term, and, in the absence of such agreement, means with respect to such Eligible Employee, the occurrence of any of the following events: (i) such employee’s willful and unauthorized misuse of trade secrets or proprietary information of the Company or an Affiliate; (ii) such employee’s conviction or a plea of nolo contendere to a felony; (iii) such employee’s commission of any act of fraud against the Company or an Affiliate; (iv) such employee’s gross negligence or willful misconduct in the performance of (or failure to conduct) such employee’s duties, provided however, employee is given written notice of the alleged basis for such negligence or misconduct or failure and given 30 days to cure if a cure is possible; or (v) such employee’s willful or material violation of any written contract or agreement between the employee and the Company, or of any Company policy, or of any statutory duty owed to the Company. Any determination by the Company that the employment of an Eligible Employee was terminated with or without Cause for the purposes of the Plan will have no effect upon any determination of the rights or obligations of the Company or such Eligible Employee for any other purpose.

(d) “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events; provided, however, to the extent necessary to avoid adverse personal income tax consequences to the employee in connection with the Plan, such event also constitutes a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets, as provided in Section 409A(a)(2)(A)(v) of the Code and Treasury Regulations Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder):

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(1) any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company directly from the Company, (B) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities, or (C) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

(2) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than 50% of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or (B) more than 50% of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(3) there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries to an entity, more than 50% of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or

(4) individuals who, as of the date the Company’s securities first become traded on the New York Stock Exchange or the Nasdaq Stock Market, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Board.

Notwithstanding the foregoing or any other provision of this Plan, the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.

(e) “Change in Control Period” means the period commencing three months prior to the Closing of a Change in Control and ending 12 months following the Closing of a Change in Control.

(f) “Closing” means the initial closing of the Change in Control as defined in the definitive agreement executed in connection with the Change in Control. In the case of a series of transactions constituting a Change in Control, “Closing” means the first closing that satisfies the threshold of the definition for a Change in Control.

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(g) “Code” means the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

(h) “Committee” means the Board of Directors or the Compensation Committee of the Board of Directors of the Company.

(i) “Company” means Maplebear Inc. or, following a Change in Control, the surviving entity resulting from such event.

(j) “Confidentiality Agreement” means the Company’s standard form of Proprietary Information and Inventions Agreement or any similar or successor document.

(k) “Covered Termination” means, with respect to an Eligible Employee, a termination of such employee’s employment that is due to (1) Involuntary Termination or (2) Death/Disability Termination, and in either case of (1) or (2), results in such employee’s Separation from Service. The Committee shall have the authority to determine if and when a Covered Termination has occurred for purposes of this Plan and all such determinations shall be final and binding.

(l) “Death/Disability Termination” means, with respect to an Eligible Employee, a termination of such employee’s employment that is due to such employee’s death or Disability.

(m) “Disability” means any physical or mental condition which renders an Eligible Employee incapable of performing the work for which such employee was employed by the Company or similar work offered by the Company. The Disability of an Eligible Employee shall be established if (i) the employee satisfies the requirements for benefits under the Company’s long-term disability plan or (ii) if no long-term disability plan, the employee satisfies the requirements for Social Security disability benefits.

(n) “Eligible Employee” means an employee of the Company that meets the requirements to be eligible to receive Plan benefits as set forth in Section 2.

(o) “employee” means any person employed by the Company or an Affiliate. However, service solely as a member of the Board, or payment of a fee for such services, will not cause a member of the Board to be considered an “employee” for purposes of the Plan.

(p) “Equity Plan” means the Maplebear Inc. 2018 Equity Incentive Plan, as amended from time to time, or any successor plan thereto.

(q) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(r) “Exchange Act Person” means any natural person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” will not include (i) the Company or any subsidiary of the Company, (ii) any employee benefit plan of the Company or any subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to a registered public offering of such securities, (iv) an entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (v) any natural person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date of the Plan, is the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities.

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(s) “Good Reason” for an Eligible Employee’s resignation means, except as otherwise provided in an individual Participation Agreement, the occurrence of any of the following are undertaken by the Company without the employee’s written consent:

(1) a failure to pay, or a material reduction in, such employee’s base salary (other than pursuant to a salary reduction program affecting substantially all of the similarly situated employees of the Company by an average percentage not less than the percentage reduction of such employee’s base salary);

(2) a material reduction of the employee’s authority or operating responsibilities or duties, provided that a mere change in title following a Change in Control to a position that is substantially similar to the position held prior to the Change in Control with respect to the operations of the Company nor an immaterial change in responsibilities shall, by itself, constitute a material change in authority or operating responsibilities or duties; or

(3) a relocation of such employee’s principal place of employment with the Company to a place that increases such employee’s one-way commute by more than 50 miles as compared to such employee’s then-current principal place of employment immediately prior to such relocation (excluding regular travel in the ordinary course of business).

Notwithstanding the foregoing, in order for the Eligible Employee’s resignation in any case (1) through (3) above to be deemed to have been for Good Reason, such employee must (a) provide written notice to the Company of such employee’s intent to resign for Good Reason within 30 days after the first occurrence of the event giving rise to Good Reason, which notice shall describe the event(s) the employee believes give rise to Good Reason; (b) allow the Company at least 30 days from receipt of the written notice to cure the event (such period, the “Cure Period”), and (c) if the event is not reasonably cured within the Cure Period, resign from all positions the employee held with the Company and any Affiliate, effective not later than 30 days after the expiration of the Cure Period.

(t) “Involuntary Termination” means, with respect to an Eligible Employee, a termination of such employee’s employment that is due to (1) a termination by the Company without Cause (and other than as a result of the employee’s death or Disability); or (2) the employee’s resignation for Good Reason, and in either case of (1) or (2), results in such employee’s Separation from Service.

(u) “Own,” “Owned,” “Owner,” “Ownership” means that a person or entity will be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(v) “Participation Agreement” means an agreement between an Eligible Employee and the Company in substantially the form of APPENDIX A attached hereto, and which may include such other terms as the Committee deems necessary or advisable in the administration of the Plan.

(w) “Plan” means this Maplebear Inc. Severance and Change in Control Plan, as may be amended from time to time.

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(x) “Plan Administrator” means the Committee prior to the Closing and the Representative upon and following the Closing, as applicable.

(y) “Representative” means one or more members of the Committee or other persons or entities designated by the Committee prior to or in connection with a Change in Control that will have authority to administer and interpret the Plan upon and following the Closing as provided in Section 9(a).

(z) “Section 409A” means Section 409A of the Code and the treasury regulations and other guidance thereunder and any state law of similar effect.

(aa) “Securities Act” means the Securities Act of 1933, as amended.

(bb) “Separation from Service” means a “separation from service” within the meaning of Treasury Regulations Section 1.409A-1(h), without regard to any alternative definition thereunder.

Section 2.	ELIGIBILITY FOR BENEFITS.

(a) Eligible Employee. An employee of the Company is eligible to participate in the Plan if (i) the Plan Administrator has designated such employee as eligible to participate in the Plan by providing such employee a Participation Agreement; (ii) such employee has signed and returned such Participation Agreement to the Company within the time period required therein; and (iii) such employee meets the other Plan eligibility requirements set forth in this Section 2. The determination of whether an employee is an Eligible Employee shall be made by the Plan Administrator, in its sole discretion, and such determination shall be binding and conclusive on all persons.

(b) Release Requirement. Unless otherwise provided in an individual Participation Agreement, in order to be eligible to receive benefits under the Plan, the employee also must execute a general waiver and release, in such a form as provided by the Company (the “Release”), within the applicable time period set forth therein, and such Release must become effective in accordance with its terms, which must occur in no event more than 60 days following the date of the applicable Covered Termination.

(c) Plan Benefits Interaction with Any Previous Benefits. Unless otherwise provided in an individual Participation Agreement, this Plan shall supersede any change in control or severance benefit plan, policy or practice previously maintained by the Company with respect to an Eligible Employee and any change in control or severance benefits in any individually negotiated employment contract, offer letter or other agreement between the Company and an Eligible Employee. Notwithstanding the foregoing and unless otherwise provided in an individual Participation Agreement, the Eligible Employee’s outstanding equity awards shall remain subject to the terms of the Equity Plan or other applicable equity plan under which such awards were granted (including the award documentation governing such awards) that may apply upon a Change in Control and/or termination of such employee’s service and no provision of this Plan shall be construed as to limit the actions that may be taken, or to violate the terms, thereunder.

(d) Exceptions to Benefit Entitlement. Unless otherwise provided in a Participation Agreement or approved by the Plan Administrator, an employee who otherwise is an Eligible Employee will not receive benefits under the Plan in the following circumstances, as determined by the Plan Administrator in its sole discretion:

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(1) The employee is terminated by the Company for any reason or voluntarily terminates employment with the Company in any manner, and in either case, such termination does not constitute a Covered Termination. Voluntary terminations include, but are not limited to, resignation, retirement or failure to return from a leave of absence on the scheduled date.

(2) The employee voluntarily terminates employment with the Company in order to accept employment with another entity that is wholly or partly owned (directly or indirectly) by the Company or an Affiliate.

(3) The employee is offered an identical or substantially equivalent or comparable position with the Company or an Affiliate. For purposes of the foregoing, a “substantially equivalent or comparable position” is one that provides the employee substantially the same level of responsibility and compensation and would not give rise to the employee’s right to a resignation for Good Reason.

(4) The employee is offered immediate reemployment by a successor to the Company or an Affiliate or by a purchaser of the Company’s assets, as the case may be, following a Change in Control and the terms of such reemployment would not give rise to the employee’s right to a resignation for Good Reason. For purposes of the foregoing, “immediate reemployment” means that the employee’s employment with the successor to the Company or an Affiliate or the purchaser of its assets, as the case may be, results in uninterrupted employment such that the employee does not incur a lapse in pay or benefits as a result of the change in ownership of the Company or the sale of its assets. For the avoidance of doubt, an employee who becomes immediately reemployed as described in this Section 2(d)(4) by a successor to the Company or an Affiliate or by a purchaser of the Company’s assets, as the case may be, following a Change in Control shall continue to be an Eligible Employee following the date of such reemployment.

(5) The employee is rehired by the Company or an Affiliate and recommences employment prior to the date severance benefits under the Plan are scheduled to commence.

(e) Termination of Benefits. An Eligible Employee’s right to receive benefits under this Plan shall terminate immediately if, at any time prior to or during the period for which the Eligible Employee is receiving benefits under the Plan, the Eligible Employee, without the prior written approval of the Plan Administrator, engages in a Prohibited Action (as defined below). In addition, if benefits under the Plan have already been paid to the Eligible Employee and the Eligible Employee subsequently engages in a Prohibited Action during the Prohibited Period (or it is determined that the Eligible Employee engaged in a Prohibited Action prior to receipt of such benefits), any benefits previously paid to the Eligible Employee shall be subject to recoupment by the Company on such terms and conditions as shall be determined by the Plan Administrator, in its sole discretion. The “Prohibited Period” shall commence on the date of the Eligible Employee’s Covered Termination and continue for the number of months corresponding to the Severance Period set forth in such Eligible Employee’s Participation Agreement. A “Prohibited Action” shall mean the Eligible Employee: (i) breaches a material provision of the Confidentiality Agreement and/or any obligations of confidentiality, non-solicitation, non-disparagement, no conflicts or non-competition set forth in the Eligible Employee’s employment agreement, offer letter, any other written agreement between the Eligible Employee and the Company, or under the Company’s policies or applicable law; or (ii) breaches any material fiduciary, statutory, common law or contractual obligation to the Company or an Affiliate.

Section 3.	AMOUNT OF BENEFITS.

(a) Benefits in Participation Agreement. Benefits under the Plan shall be provided to an Eligible Employee as set forth in the Participation Agreement.

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(b) Additional Benefits. Notwithstanding the foregoing, the Plan Administrator may, in its sole discretion, provide benefits to individuals who are not Eligible Employees (“Non-Eligible Employees”) chosen by the Plan Administrator, in its sole discretion, and the provision of any such benefits to a Non-Eligible Employee shall in no way obligate the Company to provide such benefits to any other individual, even if similarly situated. If benefits under the Plan are provided to a Non-Eligible Employee, references in the Plan to “Eligible Employee”, “employee” and similar references shall be deemed to refer to such Non-Eligible Employee.

(c) Certain Reductions. In addition to Section 2(e) above, the Company, in its sole discretion, shall have the authority to reduce an Eligible Employee’s severance benefits, in whole or in part, by any other severance benefits, pay and benefits provided during a period following written notice of a business closing or mass layoff, pay and benefits in lieu of such notice, or other similar benefits payable to the Eligible Employee by the Company or an Affiliate that become payable in connection with the Eligible Employee’s termination of employment pursuant to (i) any applicable legal requirement, including, without limitation, the Worker Adjustment and Retraining Notification Act or any other similar state or foreign law or (ii) any Company policy or practice providing for the Eligible Employee to remain on the payroll for a limited period of time after being given notice of the termination of the Eligible Employee’s employment, and the Plan Administrator shall so construe and implement the terms of the Plan. Any such reductions that the Company determines to make pursuant to this Section 3(c) shall be made such that any severance benefit under the Plan shall be reduced solely by any similar type of benefit under such legal requirement, agreement, policy or practice (i.e., any cash severance benefits under the Plan shall be reduced solely by any cash payments or severance benefits under such legal requirement, agreement, policy or practice). The Company’s decision to apply such reductions to the severance benefits of one Eligible Employee and the amount of such reductions shall in no way obligate the Company to apply the same reductions in the same amounts to the severance benefits of any other Eligible Employee. In the Company’s sole discretion, such reductions may be applied on a retroactive basis, with severance benefits previously paid being re-characterized as payments pursuant to the Company’s statutory obligation.

(d) Parachute Payments. Unless otherwise provided in an individual Participation Agreement or approved by the Committee, if any payment or benefit an Eligible Employee will or may receive from the Company or otherwise (a “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Eligible Employee’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for the Eligible Employee. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

Notwithstanding any provisions in this Section above to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for the Eligible Employee as

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determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

The Company shall appoint a nationally recognized accounting or law firm to make the determinations required by this Section. The Company shall bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder. If the Eligible Employee receives a Payment for which the Reduced Amount was determined pursuant to clause (x) above and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, Eligible Employee agrees to promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) above) so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) above, the Eligible Employee shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

Section 4.	RETURN OF COMPANY PROPERTY.

An Eligible Employee will not be entitled to any severance benefit under the Plan unless and until the Eligible Employee returns all Company Property. For this purpose, “Company Property” means all paper and electronic Company documents (and all copies thereof) and other Company property which the Eligible Employee had in his or her possession or control at any time, including, but not limited to, Company files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, financial information, research and development information, sales and marketing information, operational and personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, facsimile machines, mobile telephones, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part). As a condition to receiving benefits under the Plan, an Eligible Employee must not make or retain copies, reproductions or summaries of any such Company documents, materials or property. However, an Eligible Employee is not required to return his or her personal copies of documents evidencing the Eligible Employee’s hire, termination, compensation, benefits and stock options and any other documentation received as a stockholder of the Company.

Section 5.	TIME OF PAYMENT AND FORM OF BENEFITS.

The Company reserves the right in the Participation Agreement to specify whether payments under the Plan will be paid in a single sum, in installments, or in any other form and to determine the timing of such payments. All such payments under the Plan will be subject to applicable withholding for federal, state, foreign, provincial and local taxes. All benefits provided under the Plan are intended to satisfy the requirements for an exemption from application of Section 409A to the maximum extent that an exemption is available and any ambiguities herein shall be interpreted accordingly; provided, however, that to the extent such an exemption is not available, the benefits provided under the Plan are intended to comply with the requirements of Section 409A to the extent necessary to avoid adverse personal tax consequences and any ambiguities herein shall be interpreted accordingly.

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It is intended that (i) each installment of any benefits payable under the Plan to an Eligible Employee be regarded as a separate “payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2)(i), (ii) all payments of any such benefits under the Plan satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9)(iii), and (iii) any such benefits consisting of COBRA premiums also satisfy, to the greatest extent possible, the exemption from the application of Section 409A provided under Treasury Regulations Section 1.409A-1(b)(9)(v). However, if the Company determines that any severance benefits payable under the Plan constitute “deferred compensation” under Section 409A and the Eligible Employee is a “specified employee” of the Company, as such term is defined in Section 409A(a)(2)(B)(i), then, solely to the extent necessary to avoid the imposition of the adverse personal tax consequences under Section 409A, (A) the timing of such severance benefit payments shall be delayed until the earlier of (1) the date that is six months and one day after the Eligible Employee’s Separation from Service and (2) the date of the Eligible Employee’s death (such applicable date, the “Delayed Initial Payment Date”), and (B) the Company shall (1) pay the Eligible Employee a lump sum amount equal to the sum of the severance benefit payments that the Eligible Employee would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the severance benefits had not been delayed pursuant to this paragraph and (2) commence paying the balance, if any, of the severance benefits in accordance with the applicable payment schedule.

In no event shall payment of any severance benefits under the Plan be made prior to an Eligible Employee’s Separation from Service or prior to the effective date of the Release. If the Company determines that any severance payments or benefits provided under the Plan constitute “deferred compensation” under Section 409A, and the Eligible Employee’s Separation from Service occurs at a time during the calendar year when the Release could become effective in the calendar year following the calendar year in which the Eligible Employee’s Separation from Service occurs, then regardless of when the Release is returned to the Company and becomes effective, the Release will not be deemed effective, solely for purposes of the timing of payment of severance benefits under this Plan, any earlier than the latest permitted effective date (the “Release Deadline”). If the Company determines that any severance payments or benefits provided under the Plan constitute “deferred compensation” under Section 409A, then except to the extent that severance payments may be delayed until the Delayed Initial Payment Date pursuant to the preceding paragraph, on the first regular payroll date following the effective date of an Eligible Employee’s Release, the Company shall (1) pay the Eligible Employee a lump sum amount equal to the sum of the severance benefit payments that the Eligible Employee would otherwise have received through such payroll date but for the delay in payment related to the effectiveness of the Release and (2) commence paying the balance, if any, of the severance benefits in accordance with the applicable payment schedule.

Section 6.	TRANSFER AND ASSIGNMENT.

The rights and obligations of an Eligible Employee under this Plan may not be transferred or assigned without the prior written consent of the Company. This Plan shall be binding upon any entity or person who is a successor by merger, acquisition, consolidation or otherwise to the business formerly carried on by the Company without regard to whether or not such entity or person actively assumes the obligations hereunder and without regard to whether or not a Change in Control occurs.

Section 7.	MITIGATION.

Except as otherwise specifically provided in the Plan, an Eligible Employee will not be required to mitigate damages or the amount of any payment provided under the Plan by seeking other employment or otherwise, nor will the amount of any payment provided for under the Plan be reduced by any compensation earned by an Eligible Employee as a result of employment by another employer or any retirement benefits received by such Eligible Employee after the date of the Eligible Employee’s termination of employment with the Company.

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Section 8.	CLAWBACK; RECOVERY.

All payments and severance benefits provided under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law or any clawback policy that the Company otherwise adopts, to the extent applicable and permissible under applicable laws. In addition, the Plan Administrator may impose such other clawback, recovery or recoupment provisions as the Plan Administrator determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired shares of common stock of the Company or other cash or property upon the occurrence of a termination of employment for Cause. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for Good Reason, constructive termination, or any similar term under any plan of or agreement with the Company.

Section 9.	RIGHT TO INTERPRET AND ADMINISTER PLAN; AMENDMENT AND TERMINATION.

(a) Interpretation and Administration. Prior to the Closing, the Committee shall be the Plan Administrator and shall have the exclusive discretion and authority to establish rules, forms, and procedures for the administration of the Plan and to construe and interpret the Plan and to decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of the Plan, including, but not limited to, the eligibility to participate in the Plan and amount of benefits paid under the Plan. The rules, interpretations, computations and other actions of the Committee shall be binding and conclusive on all persons. Upon and after the Closing, the Plan will be interpreted and administered in good faith by the Representative who shall be the Plan Administrator during such period. All actions taken by the Representative in interpreting the terms of the Plan and administering the Plan upon and after the Closing will be final and binding on all Eligible Employees. Any references in this Plan to the “Committee” or “Plan Administrator” with respect to periods following the Closing shall mean the Representative.

(b) Amendment and Termination.

(1) The Plan shall have an initial term ending on July 1, 2024, and shall automatically renew for successive three year terms thereafter (each a “Renewal Term”) unless written notice of termination of the Plan is given to all employees who have a then-effective Participation Agreement at least 90 days in advance of the commencement of any such Renewal Term (such 90-day period prior to a Renewal Term, the “Renewal Period”).

(2) The Plan Administrator reserves the right to amend this Plan at any time; provided, however, that any amendment of the Plan will not be effective as to a particular employee who is or may be adversely impacted by such amendment and has an effective Participation Agreement without the written consent of such employee, unless (i) such amendment is effective for a future Renewal Term and (ii) written notice of such amendment is given to such employee at least 90 days in advance of such Renewal Term.

(3) Notwithstanding the foregoing provisions of this Section 9(b), no termination or amendment of the Plan shall occur if the Company is in active negotiations for a transaction that, if consummated, would result in a Change in Control, unless each employee who has a then-effective Participation Agreement and who would be adversely affected by such amendment or termination provides written consent to such amendment or termination. In addition, no such amendment or termination may adversely affect the rights of an Eligible Employee whose Covered Termination occurred prior to such amendment or termination, without the written consent of such Eligible Employee.

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Section 10.	NO IMPLIED EMPLOYMENT CONTRACT.

The Plan shall not be deemed (i) to give any employee or other person any right to be retained in the employ of the Company or (ii) to interfere with the right of the Company to discharge any employee or other person at any time, with or without cause, which right is hereby reserved. This Plan does not modify the at-will employment status of any Eligible Employee.

Section 11.	LEGAL CONSTRUCTION.

This Plan is intended to be governed by and shall be construed in accordance with the Employee Retirement Income Security Act of 1974 (“ERISA”) and, to the extent not preempted by ERISA, the laws of the State of California.

Section 12.	CLAIMS, INQUIRIES AND APPEALS.

(a) Applications for Benefits and Inquiries. Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Plan Administrator in writing by an applicant (or his or her authorized representative). The Plan Administrator is:

Maplebear Inc.

Compensation Committee of the Board of Directors or Representative

Attention to: Secretary

50 Beale Street, Suite 600

San Francisco, California 94105

(b) Denial of Claims. In the event that any application for benefits is denied in whole or in part, the Plan Administrator must provide the applicant with written or electronic notice of the denial of the application, and of the applicant’s right to review the denial. Any electronic notice will comply with the regulations of the U.S. Department of Labor. The notice of denial will be set forth in a manner designed to be understood by the applicant and will include the following:

(1) the specific reason or reasons for the denial;

(2) references to the specific Plan provisions upon which the denial is based;

(3) a description of any additional information or material that the Plan Administrator needs to complete the review and an explanation of why such information or material is necessary; and

(4) an explanation of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA following a denial on review of the claim, as described in Section 12(d) below.

This notice of denial will be given to the applicant within 90 days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional 90 days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial 90 day period.

11.

This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the application.

(c) Request for a Review. Any person (or that person’s authorized representative) for whom an application for benefits is denied, in whole or in part, may appeal the denial by submitting a request for a review to the Plan Administrator within 60 days after the application is denied. A request for a review shall be in writing and shall be addressed to:

Maplebear Inc.

Compensation Committee of the Board of Directors or Representative

Attention to: Secretary

50 Beale Street, Suite 600

San Francisco, California 94105

A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent. The applicant (or his or her representative) shall have the opportunity to submit (or the Plan Administrator may require the applicant to submit) written comments, documents, records, and other information relating to his or her claim. The applicant (or his or her representative) shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim. The review shall take into account all comments, documents, records and other information submitted by the applicant (or his or her representative) relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(d) Decision on Review. The Plan Administrator will act on each request for review within 60 days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional 60 days), for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial 60 day period. This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the review. The Plan Administrator will give prompt, written or electronic notice of its decision to the applicant. Any electronic notice will comply with the regulations of the U.S. Department of Labor. In the event that the Plan Administrator confirms the denial of the application for benefits in whole or in part, the notice will set forth, in a manner calculated to be understood by the applicant, the following:

(1) the specific reason or reasons for the denial;

(2) references to the specific Plan provisions upon which the denial is based;

(3) a statement that the applicant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim; and

(4) a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA.

(e) Rules and Procedures. The Plan Administrator will establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out its responsibilities in reviewing benefit claims. The Plan Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial of benefits to do so at the applicant’s own expense.

12.

(f) Exhaustion of Remedies. No legal action for benefits under the Plan may be brought until the applicant (i) has submitted a written application for benefits in accordance with the procedures described by Section 12(a) above, (ii) has been notified by the Plan Administrator that the application is denied, (iii) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 12(c) above, and (iv) has been notified that the Plan Administrator has denied the appeal. Notwithstanding the foregoing, if the Plan Administrator does not respond to an Eligible Employee’s claim or appeal within the relevant time limits specified in this Section 12, the Eligible Employee may bring legal action for benefits under the Plan pursuant to Section 502(a) of ERISA.

Section 13.	BASIS OF PAYMENTS TO AND FROM PLAN.

The Plan shall be unfunded, and all cash payments under the Plan shall be paid only from the general assets of the Company.

Section 14.	OTHER PLAN INFORMATION.

(a) Employer and Plan Identification Numbers. The Employer Identification Number assigned to the Company (which is the “Plan Sponsor” as that term is used in ERISA) by the Internal Revenue Service is 46-0723335. The Plan Number assigned to the Plan by the Plan Sponsor pursuant to the instructions of the Internal Revenue Service is 510.

(b) Ending Date for Plan’s Fiscal Year. The date of the end of the fiscal year for the purpose of maintaining the Plan’s records is December 31.

(c) Agent for the Service of Legal Process. The agent for the service of legal process with respect to the Plan is:

Maplebear Inc.

Attention to: Secretary

50 Beale Street, Suite 600

San Francisco, California 94105

In addition, service of legal process may be made upon the Plan Administrator.

(d) Plan Sponsor. The “Plan Sponsor” is:

Maplebear Inc.

50 Beale Street, Suite 600

San Francisco, California 94105

(888) 246-7822

(e) Plan Administrator. The Plan Administrator is the Committee prior to the Closing and the Representative upon and following the Closing. The Plan Administrator’s contact information is:

Maplebear Inc.

Compensation Committee of the Board of Directors or Representative

50 Beale Street, Suite 600

San Francisco, California 94105

13.

The Plan Administrator is the named fiduciary charged with the responsibility for administering the Plan.

Section 15.	STATEMENT OF ERISA RIGHTS.

Participants in this Plan (which is a welfare benefit plan sponsored by Maplebear Inc.) are entitled to certain rights and protections under ERISA. If you are an Eligible Employee, you are considered a participant in the Plan and, under ERISA, you are entitled to:

(a) Receive Information About Your Plan and Benefits.

(1) Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites, all documents governing the Plan and a copy of the latest annual report (Form 5500 Series), if applicable, filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration;

(2) Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan and copies of the latest annual report (Form 5500 Series), if applicable, and an updated (as necessary) Summary Plan Description. The Administrator may make a reasonable charge for the copies; and

(3) Receive a summary of the Plan’s annual financial report, if applicable. The Plan Administrator is required by law to furnish each Eligible Employee with a copy of this summary annual report.

(b) Prudent Actions by Plan Fiduciaries. In addition to creating rights for Plan Eligible Employees, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Eligible Employees and beneficiaries. No one, including your employer, your union or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a Plan benefit or exercising your rights under ERISA.

(c) Enforce Your Rights. If your claim for a Plan benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan, if applicable, and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.

If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court.

If you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

14.

(d) Assistance with Your Questions. If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

15.

APPENDIX A

PARTICIPATION AGREEMENT

Name:    ___________________

Section 1.	ELIGIBILITY.

You have been designated as eligible to participate in the Maplebear Inc. Severance and Change in Control Plan (the “Plan”), a copy of which is attached to this Participation Agreement (the “Participation Agreement”). Capitalized terms not explicitly defined in this Participation Agreement but defined in the Plan shall have the same definitions as in the Plan. You will receive the benefits set forth below if you meet all the eligibility requirements set forth in the Plan, including, without limitation, executing the required Release within the applicable time period set forth therein and allowing such Release to become effective in accordance with its terms. Notwithstanding the schedule for provision of benefits as set forth below, the schedule and timing of payment of any benefits under this Participant Agreement is subject to any delay in payment that may be required under Section 5 of the Plan.

Section 2.	INVOLUNTARY TERMINATION BENEFITS.

If you incur an Involuntary Termination, you will receive the severance benefits set forth in this Section 2. All severance benefits described herein are subject to standard deductions and withholdings.

[For purposes of your participation in the Plan, the definition of “Good Reason” in the Plan shall be replaced and superseded by the following definition:

“Good Reason” for an Eligible Employee’s resignation means, except as otherwise provided in an individual Participation Agreement, the occurrence of any of the following are undertaken by the Company without the employee’s written consent:

(1) a failure to pay, or a material reduction in, such employee’s base salary (other than pursuant to a salary reduction program affecting substantially all of the similarly situated employees of the Company by an average percentage not less than the percentage reduction of such employee’s base salary);

(2) a material reduction of the employee’s authority or operating responsibilities or duties, provided that a mere change in title following a Change in Control to a position that is substantially similar to the position held prior to the Change in Control with respect to the operations of the Company nor an immaterial change in responsibilities shall, by itself, constitute a material change in authority or operating responsibilities or duties; or

(3) a relocation of such employee’s principal place of employment with the Company to a place that increases such employee’s one-way commute by more than 30 miles as compared to such employee’s then-current principal place of employment immediately prior to such relocation (excluding regular travel in the ordinary course of business).

A-1.

Notwithstanding the foregoing, in order for the Eligible Employee’s resignation in any case (1) through (3) above to be deemed to have been for Good Reason, such employee must (a) provide written notice to the Company of such employee’s intent to resign for Good Reason within 30 days after the first occurrence of the event giving rise to Good Reason, which notice shall describe the event(s) the employee believes give rise to Good Reason; (b) allow the Company at least 30 days from receipt of the written notice to cure the event (such period, the “Cure Period”), and (c) if the event is not reasonably cured within the Cure Period, resign from all positions the employee held with the Company and any Affiliate, effective not later than 30 days after the expiration of the Cure Period.]

[For purposes of your participation in the Plan, the definition of “Good Reason” in the Plan shall be replaced and superseded by the following definition:

“Good Reason” for an Eligible Employee’s resignation means, except as otherwise provided in an individual Participation Agreement, the occurrence of any of the following are undertaken by the Company without the employee’s written consent:

(1) a failure to pay, or a material reduction in, such employee’s base salary (other than pursuant to a salary reduction program affecting substantially all of the similarly situated employees of the Company by an average percentage not less than the percentage reduction of such employee’s base salary);

(2) a material reduction of the employee’s authority or operating responsibilities, which shall be deemed to occur if at any time, including either before or following a Change in Control, the employee’s title is not Chief Operating Officer of the Company or, in the event of a Change in Control, Chief Operating Officer of the combined company and any ultimate parent entity; or

(3) a relocation of such employee’s principal place of employment with the Company to a place that increases such employee’s one-way commute by more than 50 miles as compared to such employee’s then-current principal place of employment immediately prior to such relocation (excluding regular travel in the ordinary course of business).

Notwithstanding the foregoing, in order for the Eligible Employee’s resignation in any case (1) through (3) above to be deemed to have been for Good Reason, such employee must (a) provide written notice to the Company of such employee’s intent to resign for Good Reason within 30 days after the first occurrence of the event giving rise to Good Reason, which notice shall describe the event(s) the employee believes give rise to Good Reason; (b) allow the Company at least 30 days from receipt of the written notice to cure the event (such period, the “Cure Period”), and (c) if the event is not reasonably cured within the Cure Period, resign from all positions the employee held with the Company and any Affiliate, effective not later than 30 days after the expiration of the Cure Period.]

[For purposes of your participation in the Plan, the definition of “Good Reason” in the Plan shall be replaced and superseded by the following definition:

“Good Reason” shall be deemed to occur if any of the following occurs without your written consent: (i) prior to a Change in Control, a material reduction in your title, authority, or operating responsibilities, (ii) on and following a Change in Control, a material reduction in your title, authority or operating responsibilities for the combined company and/or any ultimate parent entity resulting from such Change in Control, (iii) a failure to pay, or a material reduction in your base salary, other than a reduction as a result of an across-the-

A-2.

board reduction in base salaries for all management-level employees of the Company by an average percentage not less than the percentage reduction of your base salary, (iv) relocation of your principal place of employment to a facility or location that increases your one-way commute by more than 30 miles as compared to your then-current principal place of employment prior to such relocation; provided that your relocation back to the Company office from remote work will not be considered a relocation of your principal place of employment with the Company for purposes of this definition, (v) a material breach by the Company of any material provision of your offer letter agreement with the Company, or (vi) the failure of the Company to obtain an agreement, following a Change in Control or otherwise, from any successors and assigns to assume and agree to perform under your offer letter agreement with the Company. In addition, in each case (i) through (vi) described above, in order for your resignation to be deemed to have been for Good Reason, you must first give the Company written notice of the action or omission giving rise to “Good Reason” within 30 days after the first occurrence thereof; the Company must fail to reasonably cure such action or omission within 30 days after receipt of such notice (the “Cure Period”), and your resignation must be effective not later than 30 days after the expiration of such Cure Period.]

(b) Base Salary. You shall receive a cash payment in an amount equal to twelve months (the “Severance Period”) of payment of your Base Salary. The Base Salary payment will be paid to you in a lump sum cash payment no later than the second regular payroll date following the effective date of the Release, and in any event not later than March 15 of the year following the year in which your Separation from Service occurs.

(c) Payment of Continued Group Health Plan Benefits. If you timely elect continued group health plan continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) following your Involuntary Termination date, the Company shall pay directly to the carrier the full amount of your COBRA premiums on behalf of you for your continued coverage under the Company’s group health plans, including coverage for your eligible dependents, until the earliest of (i) the end of the Severance Period following the date of your Involuntary Termination, (ii) the expiration of your eligibility for the continuation coverage under COBRA, or (iii) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment (such period from your termination date through the earliest of (i) through (iii), the “COBRA Payment Period”). Upon the conclusion of such period of insurance premium payments made by the Company, you will be responsible for the entire payment of premiums (or payment for the cost of coverage) required under COBRA for the duration of your eligible COBRA coverage period, if any. For purposes of this Section, (1) references to COBRA shall be deemed to refer also to analogous provisions of state law and (2) any applicable insurance premiums that are paid by the Company shall not include any amounts payable by you under an Internal Revenue Code Section 125 health care reimbursement plan, which amounts, if any, are your sole responsibility. You agree to promptly notify the Company as soon as you become eligible for health insurance coverage in connection with new employment or self-employment.

Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot provide the COBRA premium benefits without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of paying COBRA premiums directly to the carrier on your behalf, the Company will instead pay you on the last day of each remaining month of the COBRA Payment Period a fully taxable cash payment equal to the value of your monthly COBRA premium for the first month of COBRA coverage, subject to applicable tax withholding (such amount, the “Special Severance Payment”), such Special Severance Payment to be made without regard to your election of COBRA coverage or payment of COBRA premiums and without regard to your continued eligibility for COBRA coverage during the COBRA Payment Period. Such Special Severance Payment shall end upon expiration of the COBRA Payment Period.

A-3.

(d) Equity Acceleration.

(1) The vesting and exercisability of each outstanding Time-Vesting Award (as defined below) that you hold as of the date of your Involuntary Termination that was granted to you on or after the Effective Date of the Plan, will accelerate in an amount equal to the portion of such Equity Award next scheduled to vest following the date of your Involuntary Termination pro-rated for the portion of such applicable on-going vesting service period that you remained in continuous service with the Company prior to your Involuntary Termination (irrespective of any applicable liquidity-event requirement). For example, if your Time-Vesting Equity Award is scheduled to vest quarterly in 100 shares and your Involuntary Termination occurs mid-quarter when you have remained in service with the Company for the first 45 days of such 90 day quarter, your Equity Award will accelerate with respect to 50 shares. Any options that you hold shall remain exercisable for three months following the Involuntary Termination, unless otherwise provided by the Equity Plan or the applicable grant notice and award agreement thereunder. For the avoidance of doubt, any Equity Awards that are restricted stock units will remain subject to the issuance schedules and terms set forth in the award agreements evidencing such Equity Awards, and the potential equity acceleration provisions of this Section do not apply to Performance-Vesting Awards or to Time-Vesting Awards that were granted prior to the Effective Date of the Plan; any such Performance-Vesting Equity Awards or any such Time-Vesting Awards granted prior to the Effective Date of the Plan shall vest and become exercisable according to the individual grant notice and award agreement evidencing such award.

(2) Notwithstanding the foregoing, if your Involuntary Termination occurs during the Change in Control Period, then the vesting and exercisability of each then-outstanding unvested Time-Vesting Award that you hold as of the date of your Involuntary Termination (whether or not granted on or after the Effective Date of the Plan) shall be accelerated in full and any reacquisition or repurchase rights held by the Company in respect of Company common stock issued pursuant to any such award shall lapse in full. To the extent your Involuntary Termination occurs prior to the Change in Control, the acceleration set forth in the preceding sentence shall be contingent and effective upon the Change in Control and your Time-Vesting Awards will remain outstanding following your Involuntary Termination to give effect to such acceleration as necessary.

“Equity Award” means each outstanding unvested stock option, restricted stock unit and other stock award, as applicable, that you hold covering Company common stock.

“Performance-Vesting Award” mean an Equity Award that vests based on achievement of designated performance criteria or performance goals, either alone or in addition to your continued service.

“Time-Vesting Award” means an Equity Award that vests solely based on your continued service with the Company over time, which includes an Equity Award that vests based on your continued service with the Company over time but also has a liquidity-event requirement as a condition for such vesting.

Section 3.	ADDITIONAL CHANGE IN CONTROL EQUITY BENEFITS.

The benefits under this Section 3 are contingent on a Change in Control and, except as expressly noted, do not require your Involuntary Termination or other termination of service. To the extent you are entitled to benefits under Section 3(a) solely as a result of a Change in Control and you have not incurred a Covered Termination prior to such Change in Control, unless otherwise required by the Plan Administrator, the Release described in the Plan shall be required to obtain such benefits and the timing of such Release shall apply by reference to the date of such Change in Control.

A-4.

(a) Equity Awards not Continuing after Change in Control. If (i) in connection with a Change in Control, any outstanding unvested Equity Award that you hold as of immediately prior to the effective time of such Change in Control will not be assumed or continued by the successor or acquiror entity (or its parent company) in such Change in Control or substituted for a similar award of the successor or acquiror entity (or its parent company) (each, a “Terminating Award”) and (ii) either (x) your continued employment with the Company has not terminated as of immediately prior to the effective time of such Change in Control or (y) you incurred an Involuntary Termination within the three month period prior to such Change in Control and have satisfied the conditions for the severance benefits set forth in Section 2 above, then, subject to consummation of such Change in Control (1) any Terminating Award that is a Time-Vesting Award shall become fully vested and exercisable (if applicable) and (2) unless otherwise provided in the individual grant notice, award agreement or other written document between you and the Company evidencing a Terminating Award, any Terminating Award that is a Performance-Vesting Award shall vest and become exercisable (if applicable) at 100% of the target level of performance or, if greater, based on actual performance measured as of the effective time of such Change in Control, as determined by the Plan Administrator in its sole discretion.

(b) Equity Awards Continuing After Change in Control. If in connection with a Change in Control, any outstanding unvested Equity Award that you hold as of the date of the effective time of such Change in Control is assumed or continued by the successor or acquiror entity (or its parent company) in such Change in Control or substituted for a similar award of the successor or acquiror entity (or its parent company) (each, a “Continuing Award”), then any then unvested Continuing Award that is a Time-Vesting Award shall continue to vest according to its terms. With respect to any such outstanding Continuing Award that is a Performance-Vesting Award, unless otherwise provided in the individual grant notice, award agreement or other written document between you and the Company evidencing such award, the relevant performance metrics shall be deemed achieved at the greater of (i) 100% of the target level of performance or (ii) actual performance measured as of the effective time of such Change in Control, as determined by the Plan Administrator in its sole discretion, and such Performance-Vesting Award shall continue to vest solely subject to your continued service with the successor or acquiror entity (or its parent company) in such Change in Control over the original performance period on such time-vesting schedule as determined by the Plan Administrator in its sole discretion and be treated as a Time-Vesting Award for purposes of the potential vesting acceleration set forth in Section 2(c).

Section 4.	TREATMENT OF EQUITY AWARDS UPON DEATH OR DISABILITY.

If you incur a Death/Disability Termination, the vesting and exercisability of each outstanding unvested Time-Vesting Award that you hold as of the date of such Death/Disability Termination that was granted to you on or after the Effective Date of the Plan shall be accelerated in full (irrespective of any applicable liquidity-event requirement) and any reacquisition or repurchase rights held by the Company in respect of Company common stock issued pursuant to any such award shall lapse in full. Unless otherwise provided in the individual grant notice, award agreement or other written document between you and the Company evidencing such award, any Performance-Vesting Award that you hold as of the date of Death/Disability Termination shall vest and become exercisable (if applicable) (irrespective of any applicable liquidity-event requirement) at the greater of (i) 100% of the target level of performance or (ii) actual performance measured as of your Death/Disability Termination, as determined by the Plan Administrator in its sole discretion.

A-5.

Section 5.	INTERACTION WITH PRIOR BENEFITS.

As further described in Section 2(c) of the Plan, this Participation Agreement and the Plan supersede and replace any change in control or severance benefits previously provided to you; except that: Equity Awards granted to you prior to the Effective Date of the Plan shall remain subject to the terms under which such Equity Awards were granted and shall be considered Equity Awards for purposes of eligibility for benefits under this Participation Agreement and the Plan solely with respect to the potential equity acceleration described in Section 2(c)(2) and Section 3 of this Participation Agreement.

By executing below you agree to the treatment described in this Section 5.

Section 6.	ACKNOWLEDGEMENTS.

As a condition to participation in the Plan, you hereby acknowledge each of the following:

(a) The benefits that may be provided to you under this Participation Agreement are subject to certain reductions and termination under Section 2 and Section 3 of the Plan.

(b) Your eligibility for and receipt of any benefits to which you may become entitled as described in this Participation Agreement is expressly contingent upon your execution of and compliance with the terms and conditions of the Plan, the Release and the Confidentiality Agreement. All benefits under this Participation Agreement shall immediately cease in the event of your violation of the provisions of Confidentiality Agreement or any other written agreement with the Company.

(c) [The Plan Administrator has designated you as eligible to participate in the Plan with the benefits set forth in this Participation Agreement based on your service and executive officer role with the Company as of the date the Company has provided this Participation Agreement to you. If following the date you are provided with this Participation Agreement but prior to a Change in Control you remain in service with the Company but cease to be an executive officer of the Company or cease to report directly to the Chief Executive Officer of the Company or Board and such change does not result in a Covered Termination entitling you to benefits pursuant to this Participation Agreement (the date of such employment transition, the “transition date”), you shall immediately cease to be an Eligible Employee entitled to benefits under the Plan and this Participation Agreement, unless otherwise determined by the Plan Administrator, provided that (i) the equity acceleration benefits described in this Participation Agreement shall continue to apply to the Equity Awards you were granted during your services as an Eligible Employee, and (ii) the severance benefits described in Section 2 herein shall continue to apply for the three-month period following the applicable transition date.]

(d) Accelerated vesting of your Equity Awards will result in taxable compensation to you, and tax withholding that will be your responsibility to pay to the Company. Certain acceleration of your Equity Awards pursuant to this Participation Agreement may occur prior to a time when the Company’s shares are publicly traded and/or prior to a time when you may be permitted to sell such shares on a public market to cover your tax obligations; in such a circumstance, you will be will be required to pay the applicable tax withholding obligations to the Company in the form of cash or check. If such acceleration occurs at a time when there is no public market for the Company shares or when you are not permitted to sell Company shares on a public market, the Company may delay issuing the vested shares to you for a limited period of time in a manner that does not result in adverse tax consequences to you under Section 409A of the Code.

A-6.

To accept the terms of this Participation Agreement and participate in the Plan, please sign and date this Participation Agreement in the space provided below and return it to [______________] no later than [_________, ____].

Maplebear Inc.

By:

Eligible Employee

[Insert Name]

Date:

A-7.